UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _________________

                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number    0-29804
                                                               -----------------

                         SecureCare Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


       4611 Bee Caves Road, Suite 306 Austin, Texas 78746 (512) 447-3700
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, Par Value $0.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)       |X|

            Rule 12g-4(a)(2)       |_|

            Rule 12h-3(b)(1)(i)    |_|

            Rule 12h-3(b)(1)(ii)   |_|

            Rule 15d-6             |_|

Approximate number of holders of record as of the certification or notice
date:           202
     ----------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 SecureCare Technologies has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  03/05/2010                 By:  /s/ Neil Burley
       -------------------------       -----------------------------------------
                                       Neil Burley
                                       Chief Financial Officer